Exhibit 99.1

BIOLASE REPORTS Q1 EARNINGS OF $.03 ON $8.7 MILLION IN SALES

Gross margin for Q1 2003 increases to 63.8% on sales increase of 66% from Q1 of 2002

San Clemente, CA – April 22, 2003 – BIOLASE Technology, Inc. (“BIOLASE”) (Nasdaq: BLTI) a medical technology company that develops, manufactures and markets lasers and related products focused on pain-free medical and dental procedures, today reported financial results for the first quarter ended March 31, 2003.

Sales for the three months ended March 31, 2003 jumped 66% to $8.7 million from $5.2 million in the same prior-year quarter. Gross profit for the first quarter of 2003 was $5.5 million, an increase of $2.4 million or 77% over the same quarter in 2002. BIOLASE’s strong first quarter performance was primarily driven by higher sales and, in part, by an increase in gross margin to 63.8% from 59.7%. Net income for the first quarter of 2003 was $674,000, or $.03 per diluted share, compared with net income of $119,000, or $.01 share, for the first quarter of 2002. Cash and cash equivalents increased to $5.8 million versus $3.9 million at year-end 2002.

Jeffrey W. Jones, BIOLASE President and Chief Executive Officer commented, “BIOLASE’s year-over-year sales growth and financial strength demonstrates the ever-expanding worldwide acceptance of our products among dentists. Moreover, our first quarter was a very active marketing period, including trade shows and the principal symposium of the World Clinical Laser Institute, sponsored by BIOLASE. The symposium, held in January 2003, drew over 500 attendees, which is a remarkable 100% increase over last year’s attendance. The 66% sales increase, the 77% increase in gross profit and the $555,000 increase in net income over the first quarter of 2002 are very rewarding in that context.”

Jones concluded, “Most striking about our strong first quarter performance is that our historical seasonality patterns are such that the first quarter has always been our slowest period of the year, after very strong fourth quarters. We are confident and remain optimistic for the current second quarter and see this momentum building for the remainder of the year.”

Notice of Conference Call and Webcast

BIOLASE will host an investment-community conference call to discuss its first quarter results tomorrow, Wednesday, April 23, at 11:30 a.m. EST (8:30 a.m. PST). The conference call will be broadcast live over the Internet at www.biolase.com. A replay will be available on the company’s web site. To participate in the live call, please dial (888) 335-6674 from the U.S. or, for international callers, please dial (973) 935-2101, approximately 10 minutes before the start time. A telephone replay will be available for two days by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering reservation number 3871493.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that manufactures and markets advanced dental, cosmetic, aesthetic and surgical laser and related products, including Waterlase™ (Hydrokinetic®) surgical cutting systems, LaserSmile™ and other advanced laser and non-laser products for the medical market. The Company’s products incorporate patented and patent-pending technologies in the pursuit of painless surgery. BIOLASE is a leading provider of painless hard and soft tissue dental laser technology.

Cautionary Statement

This press release and earnings conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, a downturn or leveling off of demand for our products, the loss of a key distributor, the effectiveness of our expense and product cost control efforts, the availability and pricing of competing products and technologies, intellectual property disputes and other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Form 10K and Form 10Q.

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BIOLASE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,811,000	$3,940,000
Accounts receivable, less allowance of $353,000 and $395,000 in 2003 and 2002, respectively	3,706,000	4,790,000
Inventories, net of reserves of $346,000 and $239,000 in 2003 and 2002, respectively	3,690,000	2,792,000
Prepaid expenses and other current assets	862,000	1,028,000

Total current assets	14,069,000	12,550,000
Property, plant and equipment, net	1,750,000	1,733,000
Patents and trademarks, net	61,000	67,000
Other assets	39,000	45,000
Total assets	$15,919,000	$14,395,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,792,000	$1,792,000
Accounts payable	1,669,000	2,082,000
Accrued liabilities	3,243,000	3,580,000
Customer deposits	294,000	329,000
Deferred gain on sale of building, current portion	63,000	63,000
Debt	1,257,000	1,220,000

Total current liabilities	8,318,000	9,066,000
Deferred gain on sale of building	126,000	142,000

Total liabilities	8,444,000	9,208,000

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized; issued and outstanding – 20,773,000 shares in 2003 and 20,131,000 shares in 2002	21,000	20,000
Additional paid-in capital	51,136,000	49,497,000
Accumulated other comprehensive loss	(83,000)	(57,000)
Accumulated deficit	(43,599,000)	(44,273,000)

Total stockholders’ equity	7,475,000	5,187,000

Total liabilities and stockholders’ equity	$15,919,000	$14,395,000

BIOLASE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2003	2002
Net sales	$8,668,000	$5,230,000
Cost of sales	3,137,000	2,109,000

Gross profit	5,531,000	3,121,000
Operating expenses:
Sales and marketing	3,571,000	2,095,000
General and administrative	844,000	474,000
Engineering and development	512,000	419,000

Total operating expenses	4,927,000	2,988,000

Income from operations	604,000	133,000
Gain on sale of asset	16,000	16,000
Gain on foreign currency transactions	46,000	—
Gain on forward exchange contract	22,000	—
Interest income	5,000	3,000
Interest expense	(19,000)	(33,000)

Net income	$674,000	$119,000

Net income per share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01
Weighted average shares outstanding:
Basic	20,369,000	19,791,000
Diluted	21,713,000	21,250,000

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